SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
      TO RULE 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)

                           (Amendment No. ______) (1)


                                  dELiA*s Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    246885107
                                 (CUSIP Number)

                                  July 17, 1998
             (Date of Event which Requires Filing of this Statement)




      Check the  appropriate  box to designate  the rule  pursuant to which this
Schedule is filed:

            [   ]  Rule 13d-1(b)

            [ X ]  Rule 13d-1(c)

            [   ]  Rule 13d-1(d)

-----------
      1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
======================
CUSIP No. 246885107
======================

---------======================================================================
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         American Retail Enterprises, L.P.
---------======================================================================
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3.    SEC USE ONLY


---------======================================================================
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF     5.   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY    6.   SHARED VOTING POWER

   OWNED BY           812,501
                ------=========================================================
     EACH        7.   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                 8.   SHARED DISPOSITIVE POWER

                      812,501
---------======================================================================
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         812,501
---------======================================================================
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                          [   ]

---------======================================================================
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.7 %
---------======================================================================
  12.    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 12 Pages

                                     13G
======================
CUSIP No. 246885107
======================

---------======================================================================
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         The Pants Set, Inc.
---------======================================================================
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3.    SEC USE ONLY


---------======================================================================
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF     5.   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY    6.   SHARED VOTING POWER

   OWNED BY           812,501
                ------=========================================================
     EACH        7.   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                 8.   SHARED DISPOSITIVE POWER

                      812,501
---------======================================================================
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         812,501
---------======================================================================
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                          [   ]

---------======================================================================
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.7 %
---------======================================================================
  12.    TYPE OF REPORTING PERSON*

         CO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 12 Pages

                                     13G
======================
CUSIP No. 246885107
======================

---------======================================================================
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Landmark Pants Corp.
---------======================================================================
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3.    SEC USE ONLY


---------======================================================================
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF     5.   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY    6.   SHARED VOTING POWER

   OWNED BY           812,501
                ------=========================================================
     EACH        7.   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                 8.   SHARED DISPOSITIVE POWER

                      812,501
---------======================================================================
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         812,501
---------======================================================================
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                          [   ]

---------======================================================================
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.7 %
---------======================================================================
  12.    TYPE OF REPORTING PERSON*

         CO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 12 Pages

                                       13G
======================
CUSIP No. 246885107
======================

---------======================================================================
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         William Siegel
---------======================================================================
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3.    SEC USE ONLY


---------======================================================================
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF     5.   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY    6.   SHARED VOTING POWER

   OWNED BY           812,501
                ------=========================================================
     EACH        7.   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                 8.   SHARED DISPOSITIVE POWER

                      812,501
---------======================================================================
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         812,501
---------======================================================================
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                          [   ]

---------======================================================================
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.7 %
---------======================================================================
  12.    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 12 Pages

                                     13G
======================
CUSIP No. 246885107
======================

---------======================================================================
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Ronald Lubel
---------======================================================================
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3.    SEC USE ONLY


---------======================================================================
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF     5.   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY    6.   SHARED VOTING POWER

   OWNED BY           812,501
                ------=========================================================
     EACH        7.   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                 8.   SHARED DISPOSITIVE POWER

                      812,501
---------======================================================================
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         812,501
---------======================================================================
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                          [   ]

---------======================================================================
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.7 %
---------======================================================================
  12.    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 12 Pages

Item 1(a).  Name of Issuer:

            dELiA*s Inc. ("Issuer")

Item 1(b).  Address of Issuer's Principal Executive Offices:

            435 Hudson Street
            New York, New York 10014

Item 2.     Identity and Background:

            A.    American Retail Enterprises, L.P.

                  (a)   American Retail Enterprises, L.P. ("ARE")

                  (b)   1620 Grand Avenue
                        Baldwin, New York 11510

                  (c)   New York

                  (d)   Common Stock, par value $.01 per share ("Shares")

                  (e)   246885107

            B.    The Pants Set, Inc.

                  (a)   The Pants Set, Inc. ("Pants Set")

                  (b)   c/o American Retail Enterprises, L.P.
                        1620 Grand Avenue
                        Baldwin, New York 11510

                  (c)   Delaware

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            C.    Landmark Pants Corp.

                  (a)   Landmark Pants Corp. ("Landmark")

                  (b)   c/o American Retail Enterprises, L.P.
                        1620 Grand Avenue
                        Baldwin, New York 11510

                  (c)   New York

                               Page 7 of 12 Pages

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            D.    William Siegel

                  (a)   William Siegel ("Siegel")

                  (b)   c/o American Retail Enterprises, L.P.
                        1620 Grand Avenue
                        Baldwin, New York 11510

                  (c)   United States

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            E.    Ronald Lubel

                  (a)   Ronald ("Lubel")

                  (b)   c/o American Retail Enterprises, L.P.
                        1620 Grand Avenue
                        Baldwin, New York 11510

                  (c)   United States

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

      With respect to the persons or entities listed above: (i) ARE is filing with respect to the Shares held by it; (ii) Pants Set is filing with respect to the Shares held by ARE; (iii) Landmark is filing with respect to the Shares held by ARE; (iv) Siegel is filing with respect to the Shares held by ARE; and (v) Lubel is filing with respect to the Shares held by ARE (ARE, Pants Set, Landmark, Siegel and Lubel shall collectively be referred to hereafter as the "Reporting Persons").

       The Shares reported hereby for ARE are owned directly by ARE. Each of Pants Set and Landmark may be deemed, as General Partners of ARE, to be the beneficial owner of all such Shares. Siegel may be deemed, as President of Pants Set and Vice President of Landmark, to be the beneficial owner of all such Shares. Lubel may be deemed, as President of Landmark, to be the beneficial owner of all such Shares. Each of Pants Set, Landmark, Siegel and Lubel hereby disclaims any beneficial ownership of any such Shares.

Item 3. If this Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing Is a:

      (a)   [ ]   Broker  or  Dealer  registered  under  Section  15 of the
                  Exchange Act.

                               Page 8 of 12 Pages

      (b)   [ ]   Bank as defined in section 3(a)(6) of the Exchange Act.

      (c)   [ ]   Insurance  Company as defined in section  3(a)(19) of the
                  Exchange Act.

      (d)   [ ]   Investment  Company  registered  under  section  8 of the
                  Investment Company Act.

      (e)   [ ]   An   Investment   Adviser   in   accordance   with  Rule
                  13d-1(b)(1)(ii)(E);

      (f)   [ ]   An Employee  Benefit Plan or Endowment  Fund in accordance with Rule 13d-1(b)(ii)(F);

      (g)   [ ]   A Parent  Holding  Company or Control Person in accordance with Rule 13d-1(b)(ii)(G);

      (h)   [ ]   A Savings  Association  as defined in Section  3(b) of the
                  Federal Deposit Insurance Act;

      (i)   [ ]   A church plan that is excluded  from the  definition of an
                  Investment  Company under Section  3(c)(14) of the  Investment
                  Company Act;

      (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.     Ownership.

      (a)   Amount Beneficially Owned:

            The information set forth in Row 9 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

      (b)   Percent of Class:

            The information set forth in Row 11 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

                  The information set forth in Row 5 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

            (ii)  shared power to vote or to direct the vote:

                               Page 9 of 12 Pages

                  The information set forth in Row 6 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

            (iii) sole power to dispose or to direct the disposition of:

                  The information set forth in Row 7 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

            (iv)  shared power to dispose or to direct the disposition of:

                  The information set forth in Row 8 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

       The Shares reported hereby for ARE are owned directly by ARE. Each of Pants Set and Landmark may be deemed, as General Partners of ARE, to be the beneficial owner of all such Shares. Siegel may be deemed, as President of Pants Set and Vice President of Landmark, to be the beneficial owner of all such Shares. Lubel may be deemed, as President of Landmark, to be the beneficial owner of all such Shares. Each of Pants Set, Landmark, Siegel and Lubel hereby disclaims any beneficial ownership of any such Shares.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

                               Page 10 of 12 Pages

Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 11 of 12 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 24, 1998
                                          AMERICAN RETAIL ENTERPRISES, L.P.

                                          By:   LANDMARK PANTS CORP.
                                                Its General Partner

                                                /s/ Ronald Lubel
                                                -----------------------------
                                                Name: Ronald Lubel
                                                Title: President

                                          By:   THE PANTS SET, INC.,
                                                Its General Partner

                                                /s/ William Siegel
                                                -----------------------------
                                                Name: William Siegel
                                                Title: President


                                          LANDMARK PANTS CORP.

                                          By:   /s/ Ronald Lubel
                                                -----------------------------
                                                Name: Ronald Lubel
                                                Title: President

                                          THE PANTS SET, INC.

                                          By:   /s/ William Siegel
                                                -----------------------------
                                                Name: William Siegel
                                                Title: President


                                          /s/ William Siegel
                                          ------------------------------------
                                          William Siegel

                                          /s/ Ronald Lubel
                                          ------------------------------------
                                          Ronald Lubel

                              Page 12 of 12 Pages